                                                                   EXHIBIT 99.1


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE

APRIL 21, 1999

CONTACT: ROBERT J. BOUTIN
         SR. VP & CHIEF FINANCIAL OFFICER
         PC SERVICESOURCE
         972.481.4000


                 PC SERVICESOURCE REPORTS THIRD QUARTER RESULTS
                     AND ANNOUNCES STOCK REPURCHASE PROGRAM

         Dallas, TX., April 21, 1999 - PC ServiceSource (NASDAQ-PCSS) today reported results for the first quarter ended March 31, 1999 and also announced that its Board of Directors has authorized a stock repurchase program enabling the company to buy up to 600,000 shares of common stock.

         Net revenues increased 5 percent to $40,420,000 compared with $38,497,000 for the same period in 1998. The company reported net earnings of $1,112,000, or $0.19 per share, compared to net earnings of $168,000, or $0.03 per share, for the first quarter of 1998. The first quarter 1999 does not include a provision for income taxes due to the utilization of net operating loss carry forwards.

         Avery More, Chairman and CEO of PC ServiceSource, stated "The first quarter results are the first positive signs of our turnaround. Having made significant progress in a short time, we will continue to work on improving our margins and reducing our cost of doing business." Mr. More continued, "While we understand that some investors may need more time to become bullish on PCSS stock, we can do so now. The stock repurchase announcement is a strong indication of our confidence in PCSS' future."

         The company currently has 5,773,820 shares of common stock outstanding. Purchases of common stock by the company may be made in the open market or through privately negotiated transactions at prevailing market prices depending on market conditions. The repurchased stock will become treasury shares, available for general corporate purposes.

         PC ServiceSource defines Service Logistics outsourcing as the following business processes: Freight Logistics, Distribution Logistics, Exchange Logistics, Parts Lifecycle Management, Inventory Risk Management, Parts Order Logistics, Parts Sourcing Logistics, Warranty Information Logistics, Repair Logistics, Same-Day Turnaround Notebook Repair, and Component Repair Services. PC ServiceSource provides Service Logistics outsourcing and support for more than 30 major computer manufacturers and over 20,000 service providers, and is widely recognized as the largest supplier of Service Logistics to the PC industry. PC ServiceSource has implemented many industry innovations, including the PC Warranty Information Network (PC WIN), the PC industry's only real-time, Internet-based system for multiple vendor warranty transaction processing and service parts ordering in a single, standardized format. General and financial data is located on the Internet at www.pcservice.com.

-------------------------------------------------------------------------------

Caution Regarding Forward-Looking Statements: The Company occasionally makes forward-looking statements concerning its plans, goals, product and service offerings, and anticipated financial performance. These forward-looking statements may generally be identified by introductions such as "outlook" for an upcoming period of time, or words and phrases such as "should", "expect", "hope", "plans", "projected", "believes", "forward-looking" (or variants of those words and phrases) or similar language indicating the expression of an opinion or view concerning the future. These forward-looking statements are subject to risks and uncertainties based on a number of factors and actual results or events may differ materially from those anticipated by such forward-looking statements. These factors include, but are not limited to, those described under the heading "Caution Regarding Forward-Looking Statements" in the Company's Report on Form 10K for 1998 as it may be updated in any subsequent Report on Form 10Q, all as filed with the Securities and Exchange Commission. The Company does not plan to generally publicly update prior forward-looking statements for unanticipated events or otherwise and, accordingly, prior forward-looking statements should not be considered to be "fresh" simply because the Company has not made additional comments on those forward-looking statements.

PC SERVICE SOURCE, INC.
COMPARATIVE FINANCIAL DATA
(In thousands, except per share amounts)
(Unaudited)


                                                    THREE MONTHS ENDED
                                                         March 31,
                                                 ------------------------
                                                    1999           1998
                                                 ----------    ----------
Net revenues                                     $   40,420    $   38,497

Gross margin                                         10,172         9,831

Operating expenses:
      Selling, general and administrative             7,423         8,215
      Depreciation and amortization                   1,207         1,030
                                                 ----------    ----------
               Total operating expenses               8,630         9,245
                                                 ----------    ----------

Earnings from operations                              1,542           586

Net interest expense                                    430           319
                                                 ----------    ----------

Earnings before income taxes                          1,112           267

Net earnings                                     $    1,112    $      168
                                                 ==========    ==========
Earnings per share
             Basic                               $      .19    $      .03
             Diluted                             $      .19    $      .03

Weighted average common shares outstanding
             Basic                                    5,774         5,758
             Diluted                                  5,810         5,869


Note: Certain previously reported financial information has been reclassified to conform with the 1999 presentation.

PC SERVICE SOURCE, INC.

                                 BALANCE SHEET
                                 (In thousands)
                                  (Unaudited)


                                       MARCH 31, 1999    DECEMBER 31, 1998
                                       ---------------   -----------------
Assets
     Cash                              $         1,099    $           940
     Accounts receivable, net                   20,132             19,212
     Inventories                                22,438             22,031
     Other current assets                        2,780              2,824
     Property and equipment, net                14,176             15,081
     Other assets, net                           2,575              2,646
                                       ---------------    ---------------
     Total Assets                      $        63,200    $        62,734
                                       ===============    ===============


Liabilities and Equity
     Accounts payable                  $        14,400    $        14,058
     Accrued liabilities                         8,859              9,129
     Current debt                                1,380              1,399
     Revolving line of credit                   13,851             14,229
     Long-term debt                              2,356              2,677
     Other liabilities                           1,102              1,102
     Shareholders' equity                       21,252             20,140
                                       ---------------    ---------------
     Total Liabilities & Equity        $        63,200    $        62,734
                                       ===============    ===============



                                      ###